Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

SpringBig Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,525,175(2)	$1.78	$2,714,811.50	$.0000927	$251.66

Total Offering Amounts							$251.66
Total Fee Offsets							$0
Net Fees Due							$251.66

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plans described herein in the event of a stock dividend, stock split, reverse stock split, extraordinary dividend, extraordinary distribution, recapitalization, reorganization, merger, combination, consolidation, split-up, spin-off, combination, exchange of shares, rights offering, separation, reorganization, liquidation or similar event.

(2) Represents 1,525,175 shares of the registrant’s common stock currently reserved for issuance under the SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan (the “Incentive Plan”). To the extent that awards outstanding under the Incentive Plan are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of common stock subject to such awards will be available for future issuance under the Incentive Plan.

(3) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Market on August 18, 2022, which date is within five business days prior to the filing of this registration statement.